CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Jennison Mid-Cap Growth Fund, Inc. of our report dated October 22, 2024, relating to the financial statements and financial highlights, which appears in PGIM Jennison Mid-Cap Growth Fund’s Annual Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York

October 28, 2024